UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

OSI Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

Astellas Pharma Inc., Astellas US Holding, Inc., Ruby Acquisition, Inc.

(Names of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

On March 1, 2010, Astellas Pharma Inc. issued the following press release:

Astellas Pharma Inc. Offers to Acquire OSI Pharmaceuticals for $52.00 Per Share in Cash

Offer is premium of over 40% to closing stock price of OSI and 53% premium over three-month average

Astellas to build a world-class oncology platform

Astellas expects to invest in OSI’s business and employees

Tokyo, Japan, 1 March 2010 – Astellas Pharma Inc. (TSE: 4503), a global pharmaceutical company, will commence a tender offer to acquire all outstanding shares of common stock of OSI Pharmaceuticals (NASDAQ: OSIP) for $52.00 per share in cash, or an aggregate of approximately $3.5 billion on a fully diluted basis.

The all-cash offer, set forth in Astellas’ letter to OSI delivered this morning, represents a significant premium of over 40% on the closing price of OSI’s common stock of $37.02 per share on February 26, 2010, a 53% premium to its three-month average of $34.01 per share, and a 31% premium to its 52-week high of $39.66 per share. Astellas’ offer is not subject to any financing conditions.

The acquisition of OSI – a biotechnology company primarily focused on the discovery, development and commercialization of molecular targeted therapies addressing medical needs in oncology, diabetes and obesity – would support Astellas’ growth strategy of becoming a Global Category Leader in oncology. OSI manufactures and sells Tarceva (erlotinib), a leading cancer medication and has several prospective new oncology medications in its R&D pipeline. The transaction would provide Astellas with a top-tier oncology business in the U.S. and an expanded product portfolio and pipeline. OSI would also augment Astellas’ strong existing franchises in urology and immunology.

Astellas’ scale and financial strength will help OSI realize the value of its current product pipeline, as well as continue the necessary funding of its discovery engine. Adding Astellas’ strong business operations and experience in the development and sales of new products will enable the combined company to accelerate their development and ensure their successful commercialization. Astellas has great respect for the OSI organization and expects to integrate the strengths of OSI’s business and employees into its operations as it has in the past with similar strategic acquisitions.

Masafumi Nogimori, President and Chief Executive Officer of Astellas, commenting on the offer, said, “This offer follows our attempts over the past 13 months to engage OSI in meaningful discussions. We firmly believe in the compelling strategic rationale behind the combination and the opportunity it provides to the OSI stockholders to realize full and fair value, in cash, immediately. As recently as February 12, 2010, Astellas presented this proposal to acquire OSI, which reflected a 50% premium on that date. However, we received a response stating that our offer ‘very significantly undervalues’ OSI. That response was the latest indication to us that OSI is not interested in engaging in substantive discussions. We are therefore taking our offer directly to OSI’s stockholders. Our proposal and its significant premium recognize both the value created by OSI to date and its future prospects. Of course, we are open to, and we hope that OSI’s Board and management will commence, discussions with us to effect a negotiated transaction.”

Astellas has made numerous attempts to engage in substantive discussions to acquire OSI. Astellas first raised its interest in acquiring OSI during a meeting with OSI’s CEO in January 2009 and made its first written proposal in February 2009. Despite subsequent letters reiterating Astellas’ interest in March and June 2009 and several face-to-face meetings, including a meeting between the two CEOs on February 12, 2010, OSI has refused to engage in a meaningful discussion. As a result, Astellas has decided to commence a tender offer and go directly to the OSI stockholders. Astellas will consider all means necessary to secure a completed transaction. Among other things, Astellas intends to nominate directors at OSI’s upcoming annual meeting to give stockholders a voice in the outcome.

Astellas will commence a tender offer on March 2, 2010, to purchase all outstanding common stock of OSI for $52.00 per share in cash. Following successful completion of the tender offer, a merger will be completed at the same price. The complete terms and conditions of the offer will be filed with the U.S. Securities and Exchange Commission and disseminated to OSI stockholders. Astellas has cash and cash equivalents on hand to complete the transaction. The offer is not subject to any financing or due diligence conditions, and will be subject only to customary closing conditions, including the tender of a majority of OSI’s shares of common stock on a fully diluted basis, and OSI’s Board taking all necessary actions to make its stockholder rights plan and Section 203 of the Delaware Corporation Law inapplicable to Astellas’ offer. There are no anticipated regulatory hurdles to completion.

Citigroup is acting as exclusive financial advisor to Astellas and Morrison & Foerster LLP is acting as legal counsel.

Following is a copy of the letter Astellas sent earlier today to Colin Goddard, OSI’s CEO:

March 1, 2010

Colin Goddard, Chief Executive Officer, OSI Pharmaceuticals

Cc: Robert A. Ingram, Chairman, OSI Pharmaceuticals

Dear Dr. Goddard:

As you know from our meetings, we have a great deal of respect for you and OSI, its employees and what the company has achieved. We believe there are significant benefits from OSI’s acquisition by Astellas and believe that a combined entity would allow us to achieve the goal of discovering, developing and delivering novel medications for patients with unmet needs in the oncology space far better than each of our companies could do independently.

When we met on February 12, 2010, I presented our proposal to acquire all of OSI shares for $52 per share, a 50% premium to the prior day’s closing price. This followed Astellas’ numerous attempts to engage in meaningful conversations with OSI over the last 13 months regarding the potential for bringing our two businesses together.

I was hopeful that our February 12th meeting would have finally resulted in a constructive attempt by you and OSI’s Board to discuss a transaction and bring value to your stockholders. Instead, your written response dated February 22nd stated that our proposal “very significantly undervalues” OSI. It also contained a confidentiality agreement with a two-year “standstill” provision which we believe would not be in your stockholders’ best interests, as it would have restricted us from making our offer directly to them.

As we have stated to you consistently in our many communications to you over the last 13 months, we believe the acquisition of OSI by Astellas makes for a compelling business proposition and provides a unique opportunity for our respective stockholders, employees and customers. However, because your response indicates that you have no intention to engage in substantive discussions, our Board has authorized me to take our offer directly to OSI’s stockholders.

We remain enthusiastic about the potential of this transaction to realize the value of OSI’s current commercialized products and to ensure the successful development and commercialization of additional products from its pipeline. We respect your organization very much, and as such we would expect to integrate the strengths of your business and of OSI’s employees into our company as we have in the past with similar strategic acquisitions.

Our proposal would be subject to standard acquisition conditions, including the removal of your stockholder rights plan, and is not subject to any financing or any due diligence conditions. We do not foresee any regulatory or other impediment to closing.

We continue to be excited about the possibility of bringing our two organizations together and we hope that you and your Board will reconsider your position and work with us to achieve a mutually beneficial outcome. Astellas has engaged Citigroup as financial advisor and Morrison & Foerster LLP as legal counsel to assist us in completing this transaction. We and our advisors stand ready to meet with you and your advisors to answer any questions you may have about our offer.

Very truly yours,

Masafumi Nogimori

Chief Executive Officer

cc:	Toichi Takenaka, Chairman

Additional Information

All details related to this proposal can be found on www.oncologyleader.com

Media Contacts

Brunswick New York

+1 212 333 3810

Stan Neve

Sarah Lubman

Brunswick Hong Kong

+852 9850 5033

Joseph Lo

Information Agent

Georgeson Inc.

Thomas Gardiner, Managing Director

+1 212 440 9872

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceuticals. Astellas has approximately 14,200 employees worldwide. The organization is committed to becoming a global category leader in urology, immunology & infectious diseases, neuroscience, DM complications & metabolic diseases and oncology. For more information on Astellas Pharma Inc., please visit our website at http://www.astellas.com/en.

Important Additional Information

This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell OSI Pharmaceuticals (“OSI”) common stock. No tender offer for the shares of OSI common stock has commenced at this time. The tender offer (the “Tender Offer”) will be made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) to be filed by Astellas Pharma Inc., Astellas US Holding, Inc. and Ruby Acquisition, Inc. (collectively, “Astellas”) with the Securities and Exchange Commission (“SEC”). These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Tender Offer, that should be read carefully before any decision is made with respect to the Tender Offer. Investors and security holders may obtain a free copy of these materials, when available, and other documents filed by Astellas with the SEC at the website maintained by the SEC at www.sec.gov. The Offer to Purchase, Letter of Transmittal and other related Tender Offer materials may also be obtained, when available, for free by contacting the information agent for the Tender Offer, Georgeson Inc., at (212) 440-9800 for banks and brokers and at (800) 213-0473 for persons other than banks and brokers.

In connection with Astellas’ proposal to nominate directors at OSI’s annual meeting of stockholders, Astellas may file a proxy statement with the SEC. Investors and security holders of OSI are urged to read the proxy statement and other documents related to the solicitation of proxies filed with the SEC carefully in their entirety when they become available because they will contain important information. Stockholders of OSI and other interested parties may obtain, free of charge, copies of the proxy statement (when available), and any other documents filed by Astellas with the SEC in connection with the proxy solicitation, at the SEC’s website as described above. The proxy statement (when available) and these other documents may also be obtained free of charge by contacting Georgeson Inc. at the numbers listed above.

Astellas and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding these directors and executive officers will be available in the Schedule 14A to be filed today and other documents filed by Astellas with the SEC as described above. Further information will be available in any proxy statement or other relevant materials filed with the SEC in connection with the solicitation of proxies when they become available.

No assurance can be given that the proposed transaction described herein will be consummated by Astellas, or completed on the terms proposed or any particular schedule, that the proposed transaction will not incur delays in obtaining the regulatory, board or stockholder approvals required for such transaction, or that Astellas will realize the anticipated benefits of the proposed transaction.

Statement on Cautionary Factors

Any statements made in this communication that are not statements of historical fact, including statements about Astellas’ beliefs and expectations and statements about Astellas’ proposed acquisition of OSI, are forward-looking statements and should be evaluated as such. Forward-looking statements include statements that may relate to Astellas’ plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Factors that may materially affect such forward-looking statements include: Astellas’ ability to successfully complete the tender offer for OSI’s shares or realize the anticipated benefits of the transaction; delays in obtaining any approvals required for the transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule; and the failure of any of the conditions to Astellas’ tender offer to be satisfied.

Any information regarding OSI contained herein has been taken from, or is based upon, publicly available information. Although Astellas does not have any information that would indicate that any information contained herein is inaccurate or incomplete, Astellas has not had the opportunity to verify any such information and does not undertake any responsibility for the accuracy or completeness of such information.

Astellas does not undertake, and specifically disclaims, any obligation or responsibility to update or amend any of the information above except as otherwise required by law.